Exhibit 7.1

Part B – Loan Agreement

This LOAN AGREEMENT is entered into between each person signing below as the Borrower (and as the Co-Borrower if applicable) (individually or together, referred to herein as “you” or “your”) and Morgan Stanley.Private Bank, National Association, a national banking association (together with its successors and assigns, as applicable, referred to herein as “Bank”).. The “LAL Agreement” means, collectively, (i) this Liquidity Access Line Application and Agreements and (ii) the Liquidity Access Line Terms and Conditions’ provided to you along with this Liquidity Access Line Application and Agreements and incorporated by reference herein (the “Terms and Conditions”), each as modified, amended or supplemented from time to time. “Morgan Stanley Smith Barney” means Morgan Stanley Smith Barney LLC and its successors and assigns, as applicable. THE LAL AGREEMENT SHALL BECOME EFFECTIVE ONLY UPON THE EARLIER OF (I) WRITTEN NOTICE TO YOU FROM BANK THAT THE LIQUIDITY ACCESS LINE HAS BEEN APPROVED AND READY FOR USE OR (II) BANK MAKING AN ADVANCE TO YOU OR ISSUING A LETTER OF CREDIT ON YOUR BEHALF (THE “EFFECTIVE DATE”). UNTIL THE OCCURRENCE OF THE EFFECTIVE DATE, THE LAL AGREEMENT WILL BE OF NO FORCE OR EFFECT AND NOTHING HEREIN SHALL BE DEEMED APPROVAL OF YOUR APPLICATION FOR A LIQUIDITY ACCESS LINE. By signing below, you agree to be bound by the terms and conditions of the LAL Agreement, including all schedules and exhibits hereto, and all other Loan Documents to which you are a parry. You further understand, acknowledge and agree as follows:

Defined Terms. Capitalized terms used but not defined herein shall have the meanings provided in the Terms and Conditions.

2.

Except as provided in Section 1(E) of the Terms and Conditions, the Liquidity Access Line is a demand line of credit. Accordingly, Bank may at any time, in its sole discretion and without cause, demand that Borrower immediately repay any and all outstanding LAI.. Obligations in whole or in part, whereupon Borrower shall be obligated to repay immediately all such LAL Obligations, even if no Stated Event has occurred.

3.

Except as provided in Section 1(E) of the Terms and Conditions, Bank is not committed to make any Advance or issue any Letter of Credit hereunder, and may decline to make any such extension of credit in its sole discretion.

4.

Subject to the provisions of the Terms and Conditions, unless you authorize Bank to initiate Automatic ACH Payments or Automatic Internal Payments to make payments on Fixed Rate Advances, payments on Fixed Rate Advances are accomplished by making a Variable Rate Advance in an amount equal to the payment then due on such Fixed Rate Advance(s), applying the Variable Rate Advance as a payment to the Fixed Rate Advance(s) and applying Borrower’s payment (if any) to the Variable Rate Advance. Any such Variable Rate Advance will bear interest at a variable rate as set forth in the Terms and Conditions, and such rate of interest may be higher or lower than the rate on the Fixed Rate Advance.

5.

You shall not allow any Advances or Letters of Credit under the Liquidity Access Line to be used, and you hereby represent and warrant that no portion of the proceeds of the Liquidity Access Line will be used: (I) to purchase, carry or trade any “margin stock” as defined under Regulation U issued by the Board of Governors of the Federal Reserve (“Reg U”) or to extend credit to others for the purpose of purchasing, carrying or trading any margin stock; or (2) to repay debt used to purchase, carry or trade in any margin stock. To further confirm the matters set forth in this.Section 5, you will be required to certify on Federal Reserve Form U-I that no portion of the proceeds of the Liquidity Access line will be used to purchase or carry margin stock (such certification along with your representation and agreement pursuant to this Section 5 being referred to herein as your “Non-Purpose Undertakings”). In extending credit to you under the Liquidity Access Line, Bank will be expressly relying on your Non-Purpose Undertakings. Each of your signatures where indicated below and on your Federal Reserve Form U-1 and your request for any Advance under the Liquidity Access Line will constitute your acknowledgment that you fully understand your Non-Purpose Undertakings and agree to be bound thereby in all respects. Before you provide your Non-Purpose Undertakings, please carefully read the additional disclosure set forth immediately below.

One of Bank’s obligations when making loans secured by certain securities, such as U.S. listed equity securities, is to obtain a representation from the Borrower as to the purpose of the loan. Below is a summary of the background of this representation. This summary is general in nature and does not attempt to cover all relevant details that you should consider in providing your Non-Purpose Undertakings. In addition, this summary does not constitute, and should not be relied upon as, legal advice. Without limiting the generality or section 14 below, if you have any questions regarding the representation we are asking you to provide, we encourage you to consult with your legal and other advisors before providing the representation. The reason for obtaining a representation as to the purpose of the loan is to confirm compliance with margin regulations that are applicable both to Bank (Reg U) and to you (Regulation X issued by the Board of Governors of the Federal Reserve System). In general, if the Borrower is obtaining “purpose credit” that is secured by “margin stock,” these regulations limit the amount of credit. that may be obtained.

For Morgan Stanley Private Bank, National Association Use Only

GREGORY MARK SHEPARD

BORROWER NAME

“Margin stock” includes a wide range of securities, such as the following:

•	Equity securities traded on a U.S. national securities exchange (for example, the New York Stock Exchange or NASDAQ), either directly or through American depositary receipts (ADRs);

•	Certain over-the-counter securities;

•	Debt securities that are convertible into margin stock or that carry rights or warrants to subscribe to or purchase margin stock;

•	Warrants or rights to subscribe to or purchase margin stock; and

•	Securities issued by registered investment companies such as mutual funds (bur excluding, for example, certain money market funds and certain government bond funds).

“Purpose credit” is broadly defined and includes credit to buy margin stock as well as credit to “carry” margin stock, such as when the loan is used to refinance another loan originally incurred to buy margin stock. A loan constitutes purpose credit if it is for the immediate, incidental or ultimate purpose of buying or carrying margin stock. For example, purpose credit may include:

•	using loan proceeds to buy assets that arc not margin stock, but then selling those assets and using the proceeds to buy or carry margin stock;

•	temporarily using loan proceeds to invest in margin stock pending use of the proceeds For another purpose;

•	using loan proceeds to lend to another person who uses the proceeds to buy or carry margin stock; or

•	investing in an equity security that is convertible into margin stock.

6.

You shall nor allow any Advances or Letters of Credit under the Liquidity Access Line to be used: (1) to repay any debt to Bank or any affiliate of Bank; or (2) in connection with any illegal transaction.

7.

Borrowing by using securities as collateral involves a high degree of risk. Securities-based borrowing is not for everyone. If it is not suitable for you, you should not open a Liquidity Access Line. You should examine your investment objectives, financial resources and risk tolerance to determine whether securities-based borrowing is suitable for you. Bank can take action with respect to the Collateral Account, without prior notice to you, such as requiring immediate repayment oldie LAL Obligations, issuing a collateral call or selling the assets in the Collateral Account to maintain the required equity in the Collateral Account or to repay the LAL Obligations. This may occur, for example, if Bank in its sole discretion determines that the securities in the Collateral Account are (or may become) insufficient Collateral for the Liquidity Access Line for any reason, such as due to a decline in the value or the loan advance rate for the securities in the Collateral Account, and the LAL Obligations are not reduced or additional Collateral satisfactory to Bank is not provided. Bank reserves the right to disapprove any Collateral and to require additional Collateral to be deposited into the Collateral Account at any time in the amount requested by Bank or to require substitution of new or additional Collateral to replace any Collateral previously deposited in the Collateral Account.

8.

While Bank may attempt to notify you regarding a deficiency with respect to the Collateral in the Collateral Account, Bank is not obligated to do so. Bank may in its sole discretion, to the extent permitted by applicable law, liquidate securities, regardless of issuer closed windows or blackouts, and other property to satisfy collateral requirements for the Liquidity Access Line, without notice to you and without requesting additional Collateral. These liquidations may cause you to recognize taxable income or to report losses for tax purposes, Bank may perform such transactions, to the extent permitted by applicable law, without prior notice or advertisement on the market where such business is usually transacted, at a public auction or in a private sale, including transactions with Bank or Morgan Stanley Smith Barney for their own account. To the extent permitted by applicable law, you waive any right of redeeming the proceeds of such transactions without Bank’s consent and agree not to hold Bank liable for taking such actions. Without limiting the foregoing, to the extent permitted by applicable law, Borrower waives any right to the notice of sale of Collateral, advertisement of such sale and any related provisions of applicable law, including, but not limited to the Uniform Commercial Code.

9.

Section 15 of the Terms and Conditions (Dispute Resolution) includes a waiver of a number of rights, including the right to bring a lawsuit in court, the right to serve as a representative in a class action and the right to a jury trial. That section also describes the procedure you must follow if you desire to reject the Dispute Resolution section.

10.

Bank may, at any time, amend, supplement or modify the LAL Agreement, including, but not limited to, by changing the Variable Rate index, the Fixed Rate Index, the interest Spread, Letter of Credit Fees and arty other fees and other charges payable in connection with the Liquidity Access Line.

For Morgan Stanley Private Bank, National Association Use Only

GREGORY MARK SHEPARD

BORROWER NAME

11.	The total interest, fees and other charges on the Liquidity Access Line may exceed the investment performance of the Collateral Account.

12.

The Collateral Account will not have margin privileges during the period that the Collateral Account is pledged to Bank as Collateral for the Liquidity Access Line. You can continue to use your current checks and debit cards with respect to the Collateral Account so long as you have sufficient cash to cover such transaction.

13.

If the Bank establishes a Liquidity Access Line on your behalf, Morgan Stanley Smith Barney will have concurrently established an LAL Facilitation Account on your behalf pursuant to the terms of the LAL Facilitation Account Agreement. Pursuant to Section 8 of the LAI., Facilitation Account Agreement, you will have access to certain cash management services through your LAI, Facilitation Account, including check writing privileges with respect to your Liquidity Access Line, subject in all respects to the terms of the LAL Agreement.

14.

None of Bank, Morgan Stanley Smith Barney, your financial advisor (“Financial Advisor”) nor private wealth advisor (“Private Wealth Advisor”), as applicable, provides tax or legal advice. You should consult your own attorney, tax advisor or accountant for matters involving taxation, tax planning, personal trusts and estate planning or the legal consequences of entering into the LAL Agreement.

15.

Notwithstanding any advisory relationship that you may have with Morgan Stanley Smith Barney in connection with the Collateral Account, you will not have an advisory relationship with Morgan Stanley Smith Barney or Bank with respect to the Liquidity Access Line, the I.AL Facilitation Account or your decision to use the Collateral Account as Collateral for the Liquidity Access Line. None of Bank, Morgan Stanley Smith Barney or your Financial Advisor or Private Wealth Advisor, as applicable, is acting as an investment adviser in connection with your decision to obtain a Liquidity Access Line and you arc solely responsible for the decision to enter into the I Al. Agreement and to pledge assets held in the Collateral Account.

16.

You have received the Morgan Stanley Smith Barney, Bank, Morgan Stanley Bank, N.A. (“MSBNA”) and Morgan Stanley Commercial Financial Services I.LC (“CFS”) Privacy Notice (the “Morgan Stanley Privacy Notice”) which explains certain important rights with respect to any private information that you may provide to (1) Bank, (2) Morgan Stanley Smith Barney, in connection with your LAL Facilitation Account, or (3) MSBNA, if the loan is assigned from Bank. You agree that you have read and understood the Morgan Stanley Privacy Notice. You consent and agree that Bank may (i) share information regarding your Liquidity Access Line with any Loan Party or any party with access to the Loan Party’s account information (e.g. through an account linked group) and (ii) provide copies of Loan Documents to any Loan Party.

17.

Morgan Stanley Smith Barney and your Financial Advisor or Private Wealth Advisor may have a conflict of interest in connection with your decision to obtain a Liquidity Access Line, in so far as they and their affiliates earn income in connection with the Liquidity Access Line. In addition, the compensation earned by your Financial Advisor or Private Wealth Advisor will fluctuate with the applicable interest rate and outstanding balance on your Liquidity Access Line. You understand that your Financial Advisor or Private Wealth Advisor, as applicable, and Morgan Stanley Smith Barney may have a financial incentive for you to enter into the Liquidity Access Line as opposed to obtaining other lending products offered by Morgan Stanley Smith Barney.

18.

Actions taken by Bank, acting in its capacity as the lender, and Morgan Stanley Smith Barney, acting in its capacity as securities intermediary, may be directly contrary to your interests as owner of the Collateral Account and the LAL Facilitation Account and Bank’s and/or Broker’s actions, including selling securities in the Collateral Account or requesting that additional collateral be deposited in the Collateral Account, may have adverse consequences for you, including realizing taxable gains as.a result of any such sale and affecting your asset allocation, cash flow, trading activity and investment strategy.

19.

If and to the extent that- Bank permits instructions regarding the Liquidity Access Line to be delivered orally, Bank may accept instructions from your Financial Advisor or Private Wealth Advisor in connection with your Liquidity Access Line, in which case such instructions will be deemed to have been given or made directly by you.

20.	Bank may at any time request, and you must then provide, additional financial information in connection with extending or maintaining the liquidity Access Line.

21.	After considering the benefits and risks of the use of the Liquidity Access Line, you have determined that it is appropriate based on your financial situation and investment objectives.

For Morgan Stanley Private Bank, National Association Use Only

GREGORY MARK SHEPARD

BORROWER NAME